Exhibit 10.17

Customer’s No.:

GDS’ No.:

Data Center Outsourcing Service Agreement

By and between

[Customer]

And

BEIJING WANGUO CHANG’AN SCIENCE & TECHNOLOGY CO., LTD

北京万国长安科技有限公司

Date:                             [    ] China

Customer’s No.:

GDS’ No.:

Data Center Outsourcing Service Agreement

Content

1.	Term of Agreement	1

2.	Terms and Service Levels	1

3.	Price and Payment	2

4.	Report	3

5.	Data Center Security and Management	3

6.	Change Control	3

7.	Management	4

8.	Customer’s Responsibility	4

9.	GDS’ Responsibility	5

10.	Guarantees	5

11.	Intellectual Property	6

12.	Infringement of Intellectual Property and Compensation	6

13.	Liability for Indemnity and Liability for Breach	7

14.	Data of Customer	9

15.	Confidentiality	10

16.	Termination	11

17.	Consequence of Termination or Expiration	12

18.	Settlement of Disputes	13

19.	Relationships	13

20.	Audit	13

21.	General Provisions	14

Data Center Outsourcing Service Agreement

This Data Center Outsourcing Service Agreement (“Agreement”) is made and entered into in [PLACE], China, as of the date [DD MM YY], by and between the parties as follows:

The parties:

1.              [  COMPANY NAME  ] ( “Customer”)

2.              BEIJING WANGUO CHANG’AN SCIENCE & TECHNOLOGY CO., LTD 北京万国长安科技有限公司( “GDS” )

Whereas, Customer needs data center to operate company information system, and desires to engage the data center outsourcing service of GDS; and

Whereas, GDS has the capacity and resources to provide data center outsourcing service desired by Customer.

THEREFORE, for and in consideration of the agreements set forth below, the Customer and GDS agree as follows:

1.              Term of Agreement

1.1       This Agreement shall come into effect from the date of the execution by the last one of the parties. The term of Agreement (“Term”) shall be [  ] years, commencing from [DD MM YY] and terminating on [DD MM YY]. The parties shall start negotiations on the extension 60 (sixty) days prior to the expiration date, if the parties cannot reach a consensus, the term shall expire automatically on the expiration date.

1.2       Either party shall, subject to Clause 16, be entitled to terminate this Agreement at any time prior to expiration date.

2.              Terms and Service Levels

2.1       GDS shall provide the services outlined in Appendix 1 “Service of Work” (“SOW”) pursuant to the service level specified in Appendix 2 “Service Level Agreement” (“SLA”).

2.2       GDS shall excise due diligence, perform and manage the service in a professional and skillful way.

2.3       GDS shall provide specialized personnel with adequate competence to render service to meet the specified service levels.

2.4       GDS constitutes a breach of agreement only if GDS fails to provide the service stipulated in SLA due to GDS’ reasons. In this case, GDS shall conduct an investigation promptly and take all proper measures to prevent the breach occurring again. Besides, GDS shall render a written report on the breach with the corresponding solutions to Customer every week.

2.5       GDS shall not be liable for the breach of this Agreement if GDS fails to perform the Agreement as required( including fail to render service specified in SLA) as a result of:

•                  Customer fails to fulfill the duties of this Agreement, which are prerequisites for GDS to perform the relevant obligations.

•                  Acts of any person from Customer, unless otherwise instructed by GDS.

•                  The malfunction or incorrect operation of equipment owned by Customer, unless otherwise caused by GDS. The equipment owned by Customer hereby refers to “The Equipment List” as well as the equipment added by Customer from time to time during the term.

•                  Any malfunction of Customer’s software or third party’s software used by Customer, unless otherwise caused by GDS.

•                  Force majeure.

If GDS fails to perform the obligations as a result of the above reasons, GDS still needs to take necessary and appropriate measures, to the extent possible, to fulfill the duties.

3.              Price and Payment

3.1       Price-The total price of this Agreement for [  ]-year service is RMB [  ] (SAY RMB [     ] ONLY).

3.2       The price details and payment methods for this Agreement refer to the Appendix 3.

4.              Report

GDS shall provide the service report specified in SOW of Appendix 1 for Customer.

5.              Data Center Security and Management

5.1       In order to supervise GDS’ service, the representative of Customer can visit the data center located in [   ] provided Customer gives 1 (one) business day written notice in advance.

5.2       To any employee from Customer (including Customer’s representative and any other aid workers) who does not abide by the informed reasonable safety or security rules or regulations or any reasonable requirements, GDS may refuse its visit to the data center.

5.3       At the request of GDS, Customer shall inform GDS of the identity of the person who is performing the above duties without delay.

6.              Change Control

6.1       If Customer wishes to change the services during the term of this Agreement, Customer shall issue a request to GDS. GDS shall submit a statement about the influence on GDS arising from the proposed service change and make an offer for cost change (if any) within 10 (ten) working days after receipt of Customer’s request. If the request is infeasible, GDS shall make an explanation to Customer in the statement to clarify the reasons.

6.2       If GDS wishes to change the services during the term of this Agreement, GDS shall issue a request to Customer, including a statement about the influence on GDS arising from the proposed change and the offer for cost change (if any).

6.3       After receipt of the statement specified in Clause 6.1 and 6.2, Customer can,

1)             Object the statement and/or the offer;

2)             Accept the statement and/or the offer and confirm the change to any service as well as the corresponding change to SLA and/or fees; or

3)             Terminate or refuse the request for service change.

6.4       The request for service change will be deemed to be refused if Customer does not give any response within 20 (twenty) working days after receipt of the request set in Clause 6.2 from GDS.

6.5       If Customer files a challenge to the statement and/or the offer on the grounds of the regulations set in Clause 6.3, the parties shall conduct consultations based on the principle of good faith. Customer can accept or refuse GDS’ statement and/or offer according to the final negotiated outcome.

6.6       Any reasonable fees borne by GDS arising from the Customer’s request of service change shall be paid to GDS by Customer within 10 (ten) working days after receipt of the concerning invoice, unless otherwise agreed by the parties.

7.              Management

7.1       Unless otherwise informed by one party, for this Agreement, the representative of each party shall be regarded as the contact person of this party, and each party shall provide all address information for receiving notice to the designated person of the other party according to this provision.

7.2       The parties shall authorize their representatives to:

a)             Perform the party’s obligations hereunder on behalf of the party;

b)             Act on behalf of the party to handle all matters hereof;

c)              Send and receive notifications according to the Agreement;

d)             Exercise the rights and give approval according to the Agreement.

7.3       If one party wishes to change the designated representative listed in Clause 7.1, the party shall notify the other party in writing at least 5 (five) working days in advance. Then, both parties can meet each other to discuss their opinions on the proposed substitute person.

8.              Customer’s Responsibility

8.1       Customer shall:

1)             Provide necessary help and assistance with the spirit of cooperation for GDS to perform the service, as long as the help and assistance are connected with Customer’s obligations hereunder;

2)             Ensure all approval and permission for the business entrusted by Customer have been obtained and remain effective during the term of this Agreement;

3)             Ensure all license, permission and approval for operating Customer’s equipment required by law have been obtained and will remain effective during the term of this Agreement;

4)             At its sole cost and risk, undertake the disassembling of the equipment from its original location and packing, transportation and installation of the same in GDS’ data center (GDS shall provide reasonable assistance);

5)             Procure insurance in accordance with business practice with respect to all Customers’ equipment trusted and kept in GDS’ data center, and ensure such insurance policies will remain in effect during the term of this Agreement.

9.              GDS’ Responsibility

9.1       GDS shall:

1)             Provide Customer with high-quality data center outsourcing service according to this Agreement to satisfy Customer’s normal business requirements；

2)             Safekeep and maintain the equipment trusted and kept in GDS’ data center by Customer；GDS shall be liable for the damages to Customer’s equipment caused by GDS’ equipment defect or GDS’ improper operation or maintenance;

3)             Ensure Customer’s equipment can operate well. If any fault or problem is found in the operation process, GDS shall notify Customer without delay and assist Customer to remove the faults timely;

4)             Take all justifiable measures to prevent GDS’ creditor from claiming any right to Customer’s equipment.

10.       Guarantees

10.1                       Each party hereby guarantees to the other party that as of the effective date as follows :

1)             The execution and delivery of this Agreement have been duly and effectively authorized;

2)             Each Party has all legal capacity, power and authority to execute, deliver and perform its obligations hereunder;

3)             This Agreement does not and will not violate any substantive provisions or regulations of the articles, laws or provisions for or binding upon the parties, nor will it lead to or constitute a breach of the preceding normative documents;

4)             No filed, pending or potential litigation, claim, procedure or investigation will have a substantial impact against the object hereof.

5)             To fulfill the obligations hereunder, each party has obtained all permits, authorization, consent, permission and approval required by relevant laws and legislations, or conformed with all provisions of laws and regulations applied to these obligations.

11.       Intellectual Property

11.1                       The parties confirm and agree that:

1)             All intellectual property rights of the software owned by Customer or authorized to Customer for use by a third party will remain in full force and effect during the term of this Agreement.

2)             All intellectual property rights of the software owned by GDS or authorized to GDS for use will remain in full force and effect during the term of this Agreement.

3)             Customer owns all intellectual property rights on Customer’s updated or modified software arising from the use of GDS’ services.

4)             Customer or a third party owns all intellectual property rights of Customer’s data.

11.2                       Either party shall not infringe any legitimate rights, qualifications or interests contained in each other’s intellectual property rights in any way.

11.3                       No provision hereunder shall be interpreted or construed that one party transfers its own or third party’s intellectual property rights to the other party.

11.4                       All terms and conditions under Clause 11 shall remain in force and effect after the expiration or termination of this Agreement.

12.       Infringement of Intellectual Property and Compensation

12.1                       Customer shall indemnify, defend and hold harmless GDS from and against any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) arising out of, or relating to any civil, criminal, administrative, arbitral or investigative action, suit or proceeding alleged by any third party against GDS in connection with the use of any software, equipment (whether the same is owned or leased by Customer), information, materials and/or any other resources owned or provided by Customer in GDS’ data center.

12.2                       GDS shall indemnify, defend and hold harmless Customer from and against any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) arising out of, or relating to any civil, criminal, administrative, arbitral or investigative action, suit or proceeding alleged by any third party against Customer in connection with the use of any software, equipment (whether the same is owned or leased by Customer), information, materials and/or any other resources owned or provided by GDS, unless otherwise provided by GDS in accordance with Customer’s instructions or recommendations.

13.       Liability for Indemnity and Liability for Breach

13.1                       Liability for Indemnity

1)             Indemnity for personal injury and property damage—Each party should indemnify the other party for personal injury to any person or losses of any property (excluding the following compensation for infringement) arising out of wilful act or gross negligence of such party during the period of providing or accepting service

2)             GDS’ Indemnity for Infringement—In the event that any other third party claims indemnity for infringement against Customer (no matter claimed as the main or secondary infringer) as result of using the software according to the Agreement or acquiring software owned or provided by GDS, GDS shall indemnify Customer for the losses or damages caused by the third party’s claim for infringement indemnity, including the indemnity amount paid to the third party by Customer or reasonable legal costs affirmed by a final and unappealable court judgment or verdict.

3)             Customer’s indemnity for infringement—In the event that any other third party claims indemnity for infringement against GDS (no matter claimed as the main or secondary infringer) as a result of using the software according to the Agreement or acquiring software owned or provided by Customer or storing or processing or using data or information or other materials provided by Customer, Customer shall indemnify GDS for the losses or damages caused by the third party’s claim for infringement indemnity, including the indemnity amount paid to the third party by GDS or reasonable legal costs affirmed by a final and unappealable court judgment or verdict.

4)             As for infringement indemnity described in this Clause, the indemnitor shall be given notice timely and granted full rights of defense and reconciliation on liability of indemnity.

13.2                       Liability

1)             Each party shall indemnify the other party any direct losses or damages arising out of or in relation to indemnitor’s breach of any term of this Agreement.

2)             The direct losses or damages in this Clause shall not include: i) the party’s loss of business, loss of profits, loss of sales revenues or loss of goodwill resulted from the other’s breach, no matter existing or anticipated, and ii) any direct losses and additional damages caused by the party who should but fail to take reasonable remedial measures to mitigate the losses after the other’s breach.

3)             In the event that Customer terminates the Agreement prior to the expiration of the Agreement (apart from Clause 16), Customer shall give GDS a written notice 3 (three) months in advance and shall pay GDS a termination fee in an amount equal to 100% of the remaining total contract amount.

Both parties shall settle the service fees and relevant expenses at the time of the termination. When Customer terminates the Agreement in advance, it shall pay GDS for the services already completed (including the fees  for one-time set-up charge, the initial costs invested by GDS and the fees for the service already provided up to the date of termination). GDS shall refund Customer the fees which have been paid but without service provided.

4)             If either party delays in payment, the party shall pay the other party 0.5% of the sum payable per day from the first day of such breach to the date of payment fully received by the other party.

13.3                       Limitation of liability

The limitation of liability—the maximum aggregate limitation of liability of either party hereunder (regardless of indemnity caused by default, tort, or any other form) shall not exceed the aggregate amount equal to one month’ service fee.

The aggregate limitation of liability above shall not be applicable to the following claims:

1)             The liability of indemnity provided by Clause 13.1;

2)             Any payment obligations hereunder;

3)             One party violates the duties of confidentiality specified by Clause 15;

4)             The willful act or gross negligence of one party.

13.4                       Consequential damages

In no event shall any party be responsible for any consequential damages suffered by the other party arising in providing or accepting the services hereunder, no matter whether the consequential damages can be reasonably foreseen or not when the Agreement comes into force.

14.       Data of Customer

14.1                       Nothing in this Agreement is aimed to grant GDS intellectual property rights or any other rights for the data of Customer.

14.2                       GDS undertakes to comply with all the laws and regulations relating to the storage and use of Customer’s data, including but not limited to the requirement of keeping confidentiality and protecting individual privacy, and comply with any other published, effective and applicable laws and regulations required at any time by Customer in writing.

14.3                       Subject to Clause 15.1 e), GDS may disclose Customer’s data within the limitation of the order, requirement or judgment issued by duly authorized law enforcement official or governmental representative or official, or the final and unappealable court judgment; provided that GDS shall notify such officials or their agents, the related governmental institution or the court of the confidentiality of Customer’s data and notify Customer with respect of the aforesaid.

15.       Confidentiality

15.1                       Both parties acknowledge and agree that:

a)             All confidential information of the disclosing party shall remain as its sole and exclusive property.

b)             Each party shall receive the other party’s confidential information with the state of confidentiality. Its employees who access the confidential information shall be limited to those authorized ones who have an absolute need to know the confidential information in order to perform the obligations hereunder. Furthermore, the authorized employees shall be informed with the confidentiality and ownership of such information.

c)              Unless otherwise pursuant to Clause 14.3 or with special written consent of the disclosing party, neither party shall or shall authorize any others to disclose, expose or divulge any confidential information of the disclosing party. For the avoidance of doubt, Customer’s express authorization on the disclosure of such information shall be limited only to other operators for the purpose of providing service.

d)             One party can only utilize the other party’s confidential information for the purpose of performing the obligations hereunder and other purposes permitted by written agreement signed by both parties.

e)              In the event that one party receives any requirement from any third party or entity in respect of disclosing any confidential information (no matter it is in the form of subpoenas or orders issued by a court with jurisdiction or any other governmental department or other forms), and the disclosure of the confidential information is in compliance with the requirements of the applicable law, statute or Stock Exchange regulations, the party may disclose such information but shall be subject to the two conditions bellow: 1) the required disclosing party shall notify this requirement to the other party before disclosure; 2) the required disclosing party shall endeavor to apply for a protection order or seek for other credible guarantee to ensure the confidential information to be disclosed will be treated as confidentiality.

f)               The duty of confidentiality for the confidential information shall survive the termination of this Agreement.

g)              No provision herein shall be construed as approval or permission to make, utilize or sell the confidential information or products derived from such confidential information.

15.2                       Insofar as it is within the scope of responsibility of GDS’ authorized employees, GDS may disclose Customer’s confidential information to its authorized employees (and permit its authorized employees to access to such information), provided that GDS shall ensure everyone to be disclosed:

a)                 Has been informed of GDS’ duty of confidentiality;

b)                 Will abide by these obligations just as they are bound.

15.3                       Insofar as it is within the scope of responsibility of Customer’s authorized employees, Customer may disclose GDS’ confidential information to its authorized employees (and permit its authorized employees to access to such information), provided that Customer shall ensure everyone to be disclosed:

a)             Has been informed of Customer’s duty of confidentiality;

b)             Will abide by these obligations just as they are bound.

15.4                       Neither party shall disclose any confidential information of the disclosing party to any other persons, except as disclosed to employees or counselors who need to know the information as per their duties.

16.       Termination

16.1                       GDS may terminate this Agreement through notice to Customer in writing under the following conditions:

a)             Customer commits a material breach or default in any of the terms or conditions hereof and fails to remedy the breach or default within 20 (twenty) working days after receipt of written notice of that breach from GDS;

b)             Customer is subject to bankruptcy restrictions;

c)              Customer fails to pay GDS and the total outstanding amount exceeds one-month service fee.

16.2                       Customer may terminate this Agreement through notice to GDS in writing under the following conditions:

a)             GDS commits a material breach or default in any terms or conditions hereof and fails to remedy the breach or the default within 20 (twenty) working days after receipt of written notice of that breach from Customer;

b)             GDS is subject to bankruptcy restrictions;

c)              GDS breaches the duty of confidentiality specified in Clause 14 and Clause 15, whereupon Customer may terminate the Agreement forthwith.

17.       Consequence of Termination or Expiration

17.1                       Termination of this Agreement shall not affect or prejudice any other rights incurred prior to the date of termination or the right to take remedial measures.

17.2                       Except for the termination specified in Clause 16.1 b) or 16.1 c) hereof, upon the termination of this Agreement, Customer may require GDS to provide reasonable assistance to change the service provider from GDS to Customer itself or to its designated third-party provider. Customer shall compensate GDS all of the reasonable costs and expenses resulted from providing assistance by GDS.

17.3                       Clause10, 11, 12, 13, 15, 17, 18 and 21, which by their nature are intended to survive the termination or expiration of this Agreement, shall remain in full force and effect after the expiration or termination of this Agreement.

17.4                       In the event that transfer is in need upon the termination of this Agreement, GDS shall accomplish all necessary work reasonably required by Customer after the date of termination and transfer Customer’s equipment, data and system to Customer. Customer may take these over on its own or through its designated third party. Risks associated with Customer’s equipment, data and system shall be transferred to Customer upon the transfer from GDS to Customer (or the third provider designated by Customer). The transfer shall be conducted in the data center of GDS.

18.       Settlement of Disputes

18.1                       Before resorting to external dispute settlement authorities for a solution, the parties shall endeavor to resolve disputes arising from this Agreement through friendly consultations, except as resorted to urgent or temporary relief by one party.

18.2                       Where the parties fail to reach an agreement on the dispute through negotiations, either party is entitled to submit such dispute to [name of Arbitration Commission] in accordance with arbitration rules then in force. The arbitral award shall be final and binding upon both parties.

19.       Relationships

19.1                       Nothing in this Agreement shall constitute or be deemed to constitute employer-employee relationship, principal-agent relationship, partnership, joint venture relationship or any other combined relationship through which one party shall be responsible for the act or omission of the other party.

19.2                       Neither party shall have the right to:

a)             Bind the other party by this Agreement or laws unless otherwise provided herein; or

b)             Represent the other party for foreseeable definite purposes not specified herein.

20.       Audit

20.1                       Providing convenience

a)             Both parties agree to facilitate and assist with the other party’s audits (including external audits);

b)             GDS agrees to provide all files, books and any other necessary information relating to this Agreement for Customer to conduct audits and reasonably evaluate the contract performance of GDS. GDS agrees that the result of the audit conducted by Customer pursuant to Appendix 1”Service of Work”(SOW) and Appendix 2 “Service Level Agreement”(SLA) of this Agreement can be used as the basis for Customer to evaluate GDS’ performance status hereof;

c)              Neither party has obligations to provide information not reasonably needed in the audits while assisting the other party in audit process (including commercial confidentiality, financial information and intellectual property rights and etc.).

20.2                       Notification and Cost

Each party shall give the other party at least 10 (ten)-working day prior written notice requesting assistance with audits. Each party shall bear and pay all costs arising out of the audits on its own.

20.3                       External audit

In the event that one party entrusts or appoints a third institution to conduct audits, the written notice requesting assistance with audits issued to the other party shall cover the appointment of such third institution and defined scope of authorization.

21.       General Provisions

21.1                       Waiver of rights

The failure of one party at any time to exercise the right under this Agreement or take any action against the breach of the other party shall not be regarded or construed as a waiver of such right or such breach against the default party. The specific waiver by one party to the defaulted party’s breach of any provision or breach or default in performance shall not be deemed as a waiver of other provisions or breaches or defaults of the other party. All of these waivers shall be in written form.

21.2                       Compensation

All compensations provided hereunder are persistent in nature once occur, and shall be separate and independent from other responsibilities of each party and shall survive the expiration or termination of this Agreement.

21.3                       Force Majeure

a)             Force majeure refers to unforeseeable, unavoidable and insurmountable objective conditions. Where one party fails to perform the Agreement due to force majeure, liability shall be exempted partly or wholly according to the impact of force majeure. A party who fails to fulfill the Agreement due to force majeure shall promptly notify the other party in order to reduce possible losses to the other party. The party suffering from force majeure shall provide the other party with certifications of relevant departments within 10 (ten) working days from the date when force majeure occurs.

b)             The party suffering from force majeure shall take all reasonable measures to reduce the adverse consequences caused by force majeure.

21.4                       Non-solicit

During the service period of this Agreement and 12 (twelve) months following the expiration or termination of this Agreement, neither party shall directly or indirectly employ the other party’s employees who participate in the performance of this Agreement or are aware of the contents of this Agreement (including the employees who leave office during the above period) unless agreed by the other party; otherwise the party shall indemnify the other party the direct economic losses caused thereby.

21.5                       Notice

Any notice, consent, request or any other communications hereunder shall be delivered in written form to, or mailed to the following designated recipient address via prepaid postage (or airmails, if sent from or to locations other than the following addresses,), or by fax to the following designated fax number or any other address, fax number or E-mail address designated by recipient.

Customer:

Address:

Contact person:

Fax No.:

GDS:

Address:

Contact person:

Fax No.:

21.6                       Entire Agreement

This Agreement together with its appendixes attached hereto shall constitute the entire Agreement between the parties with respect of the subject matter and shall supersede all previous negotiations, oral and written commitments, agreements, memoranda and communications between the parties relating to the subject matter hereof.

21.7                       Originals and Appendixes

This Agreement is made in six originals, three for each party. Each original shall have the same legal effect. This Agreement shall become effective since being signed and affixed with company seals by authorized representatives of both parties.

The appendixes hereof are: Appendix 1 “Service of Work” (SOW) and Appendix 2 “Service Level Agreement” (SLA). Both appendixes are effective parts of this Agreement.

21.8                       Modification

This Agreement can only be modified upon written agreement between the parties.

21.9                       Application of Law

This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China.

IN WITNESS WHEREOF, the authorized representatives of both parties sign this Agreement as follows:

Representative Customer (seal)	Representative BEIJING WANGUO CHANG’AN SCIENCE & TECHNOLOGY CO., LTD北京万国长安科技有限公司 (seal):

Authorized Representative (signature)	Authorized Representative (signature)

Name (Printed)	Name (Printed)

Date:	Date: